      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1999

                                            REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            EXCEL LEGACY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           33-0781747
 (STATE OR OTHER JURISDICTION OF INCORPORATION OR         (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                   ORGANIZATION)

                         16955 VIA DEL CAMPO, SUITE 110
                          SAN DIEGO, CALIFORNIA 92127
                                 (619) 675-9400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 GARY B. SABIN
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            EXCEL LEGACY CORPORATION
                         16955 VIA DEL CAMPO, SUITE 110
                          SAN DIEGO, CALIFORNIA 92127
                                 (619) 675-9400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                              SCOTT N. WOLFE, ESQ.
                                LATHAM & WATKINS
                           701 "B" STREET, SUITE 2100
                          SAN DIEGO, CALIFORNIA 92101
                                 (619) 236-1234

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 From time to time after the effective date of this Registration Statement, as determined by the Registrant.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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
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TITLE OF EACH CLASS OF SECURITIES TO BE      PROPOSED AMOUNT          MAXIMUM AGGREGATE             AMOUNT OF
REGISTERED                                   TO BE REGISTERED         OFFERING PRICE(1)        REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------
Debt Securities, Preferred Stock, par
  value $.01 per share, Depositary
  Shares, Common Stock, par value $.01
  per share, Warrants and Rights(3)....        $300,000,000              $300,000,000                $83,400
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

(1) Estimated solely for purposes of calculating the registration fee, which is calculated in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered, the proposed maximum offering price per unit or the proposed maximum aggregate offering price.

(2) Amount calculated pursuant to Section 6(b) under the Securities Act.

(3) This registration statement also covers such indeterminate number of securities that may be issued upon exchange for, or upon conversion of, as the case may be, the securities registered hereunder.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

                  SUBJECT TO COMPLETION -- DATED MAY 28, 1999

PROSPECTUS
                                  $300,000,000

                            EXCEL LEGACY CORPORATION

                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                                  Common Stock
                                    Warrants
                                     Rights
                           -------------------------

     We may offer and sell from time to time in one or more classes or series and in amounts, at prices and on the terms that we will determine at the time of offering, with an aggregate initial offering price of up to $300,000,000:

     - debt securities, which may consist of debentures, notes or other types of debt,

     - shares of preferred stock,

     - shares of preferred stock represented by depositary shares,

     - shares of common stock,

     - warrants to purchase debt securities, preferred stock, depositary shares or common stock, and

     - rights to purchase shares of common stock.

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. Our common stock is listed on the American Stock Exchange under the symbol XLG.
                           -------------------------

     THE SECURITIES WE MAY OFFER INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF THE RISKS ASSOCIATED WITH AN INVESTMENT IN OUR BUSINESS. THE RISKS ASSOCIATED WITH AN INVESTMENT IN THE PARTICULAR SECURITIES WILL BE DESCRIBED IN THE PROSPECTUS SUPPLEMENT.
                           -------------------------

     These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
                           -------------------------

               The date of this prospectus is              , 1999

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

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
                                                              PAGE
                                                              ----
Risk Factors................................................    3
Forward-Looking Statements..................................   12
Excel Legacy................................................   13
Ratio of Earnings To Fixed Charges..........................   15
Use of Proceeds.............................................   15
Description of Debt Securities..............................   15
Description of Capital Stock................................   25
  Common Stock..............................................   25
  Preferred Stock...........................................   26
Description of Depositary Shares............................   28
Description of Warrants.....................................   32
Description of Rights.......................................   34
Plan of Distribution........................................   34
Legal Matters...............................................   36
Experts.....................................................   36
Where You Can Find More Information.........................   36

                                  RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus, before purchasing our securities. Each of these risks could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

     When we refer to "we," "our," "us" and "Excel Legacy" in this prospectus, we mean Excel Legacy Corporation. When we refer to "you" or "yours," we mean the holders of the applicable series of securities.

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO BASE AN EVALUATION OF OUR
BUSINESS

     Excel Legacy was incorporated in November 1997 and became an independent business in March 1998 after Excel Realty Trust completed a spin-off of our business. Accordingly, we have a limited operating history on which to base an evaluation of our business and prospects. You must consider our prospects in light of the risks and uncertainties encountered by companies in the early stages of development, particularly companies in the real estate industry.

OUR FINANCIAL PERFORMANCE MAY DEPEND ON SOME EVENTS AND CONDITIONS BEYOND OUR CONTROL

     Our financial performance depends on the ability of our properties to generate revenues in excess of operating expenses, including scheduled payments on debt and capital expenditure requirements. Events or conditions that are beyond our control may adversely affect our operations and the value of our properties and real estate-related investments. These events or conditions could include:

     - changes in the general economic climate,

     - changes in local conditions, such as an oversupply of similar properties or a reduction in demand for properties,

     - decreased attractiveness of our properties to potential tenants,

     - competition from developers, owners and operators of properties,

     - increased operating costs, including insurance premiums and real estate taxes, due to inflation and other factors which may not necessarily be offset by increased rents,

     - changes in laws and regulations, including tax and environmental laws and regulations, and agency or court interpretations of these laws and regulations and the related costs of compliance, and

     - changes in interest rate levels and the availability of financing.

OUR TENANTS MAY FACE FINANCIAL DIFFICULTIES AND BE UNABLE TO PAY RENT

     Our major tenants currently include AMC Multi-Cinema, Inc., Wal-Mart Stores, Inc. and Lowe's Home Centers, Inc. As of March 31, 1999, AMC accounted for approximately 14% of our total revenue, Wal-Mart accounted for approximately 10% of our total revenue and Lowe's accounted for approximately 3% of our total revenue. Our financial position may be materially harmed if any of these tenants or any other significant tenant experiences financial difficulties, including a bankruptcy, insolvency or general downturn in the business of the tenant. In addition, any failure or delay by any of our tenants to make rent payments could impair our financial condition and materially harm our business. Although failure on the part of a tenant to materially comply with the terms of a lease, including failure to pay rent, would give us the right to terminate the lease, repossess the property and enforce the payment obligations under the lease, we would then be required to find another tenant to lease the property. We cannot assure you that we would be able to enforce the payment obligations against the defaulting tenant, find another tenant or, if another tenant were found, that we would be able to enter into a new lease on favorable terms.

WE MAY FACE SIGNIFICANT COMPETITION FROM DEVELOPERS, OWNERS AND OPERATORS OF REAL ESTATE PROPERTIES

     We plan to continue to acquire additional real estate properties, including those properties with development or redevelopment opportunities. We will compete for these investments with many public and private real estate investment entities, including financial institutions such as mortgage banks, pension funds and real estate investment trusts, and other institutional investors, as well as individuals. Many of these entities are larger than us, may have greater financial resources and more experienced managers than us. Competition from these entities may impair our financial condition and materially harm our business by reducing the number of suitable investment opportunities offered to us and increasing the bargaining power of prospective sellers of property, which often increases the price necessary to purchase a property.

     In addition, a large portion of our developed properties are located in areas where our competitors maintain similar properties. We will need to compete for tenants based on rental rates, attractiveness and location of a property, as well as quality of maintenance and management services. Competition from these and other properties may impair our financial condition and materially harm our business by:

     - interfering with our ability to attract and retain tenants,

     - increasing vacancies, which lowers market rental rates and limits our ability to negotiate favorable rental rates, and

     - impairing our ability to minimize operating expenses.

OUR PROPERTY DEVELOPMENT ACTIVITIES MAY BE MORE COSTLY THAN ANTICIPATED

     As part of our growth strategy, we may develop and renovate a portion of our properties. To the extent that we engage in development activities, we will be exposed to the risks normally associated with these activities, including the following:

     - we may not be able to obtain construction financing on favorable terms,

     - occupancy rates and rents at recently completed properties may not be sufficient for us to achieve our intended return on investment,

     - expenses of operating a completed development may be higher than expected,

     - we may be unsuccessful or delayed in obtaining necessary zoning, land use, building, occupancy, and other governmental permits and regulatory approvals,

     - we may incur construction costs for developing a property which exceed our estimates due to factors beyond our control, such as weather, labor conditions or material shortages, and

     - we may not be able to obtain long-term financing upon completing construction of the development.

     These risks could result in substantial unanticipated delays or expenses that could prevent completion of the development or cause us to abandon development activities which we have already begun to explore. If any of these events occur, it could materially harm our ability to achieve our projected yields on properties under development and could materially harm our business.

OUR FINANCIAL PERFORMANCE DEPENDS ON REGIONAL ECONOMIC CONDITIONS SINCE MANY OF OUR PROPERTIES AND INVESTMENTS ARE LOCATED IN ARIZONA, CALIFORNIA AND COLORADO

     Many of our properties and real estate-related investments are located in three states: Arizona, California and Colorado. Concentrating most of our properties and real estate-related investments in these states may expose us to greater economic risks than if our properties and real estate-related investments were located in several geographic regions. Our revenue from, and the value of, our properties and investments located in these states may be affected by a number of factors, including local real estate conditions, such as an oversupply of or reduced demand for real estate properties, and the local economic climate. High unemployment, business downsizing, industry slowdowns, changing demographics, and other factors may adversely impact any of these local economic climates. A general downturn in the economy or real estate conditions in Arizona, California or Colorado could impair our financial condition and materially harm our business.

WE MAY BE UNABLE TO RENEW LEASES WITH OUR EXISTING TENANTS OR RE-LEASE SPACE TO NEW TENANTS

     We may not be able to renew leases or obtain new tenants as leases for our properties expire. Further, the terms of a renewal or a new lease, including the cost of required renovations or concessions to tenants, may be less favorable than current lease terms. If we are unable to re-lease substantial amounts of vacant space promptly, if the rental rates upon a renewal or a new lease are significantly lower than expected, or if reserves for costs of re-leasing prove inadequate, our financial condition and business may be materially harmed.

BECAUSE REAL ESTATE INVESTMENTS ARE ILLIQUID, WE MAY NOT BE ABLE TO SELL PROPERTIES WHEN APPROPRIATE

     Real estate investments generally cannot be sold quickly. This illiquidity may limit our ability to react quickly in response to changes in economic and other conditions which may affect the value of our properties. If we want to sell a property, we might not be able to transfer ownership of that property in the time period we desire, and the sales price of the property might not recoup or exceed our purchase price for the property. This limitation on our ability to sell our investments could impair our financial condition and materially harm our business.

OUR USE OF DEBT TO FINANCE ACQUISITIONS AND DEVELOPMENTS COULD ADVERSELY AFFECT OUR BUSINESS

     We currently have debt and may in the future incur additional debt to finance our acquisition and development of properties. Therefore, we will be exposed to the risks normally associated with debt financing. These risks, including the following, may materially harm our business:

     - our cash flow may be insufficient to meet required payments of principal and interest,

     - payments of principal and interest on borrowings may leave us with insufficient cash resources to pay operating expenses,

     - we may not be able to refinance debt on our properties at maturity, and

     - if refinanced, the terms of refinancing may not be as favorable as the original terms of the debt.

     As of March 31, 1999, we had outstanding borrowings of $13.3 million under our credit facility, with total borrowing capacity of $20.0 million. As of March 31, 1999, we had outstanding approximately $86.4 million of mortgage debt in addition to the borrowings under our credit facility. We may have to refinance the principal due on our debt at maturity. In addition, we may not be able to refinance our debt on acceptable terms, or at all. If we are unable to refinance our debt on acceptable terms, or at all, events or conditions that may adversely affect our financial condition and materially harm our business include the following:

     - we may need to dispose of one or more of our properties with unfavorable terms,

     - prevailing interest rates or other factors at the time of refinancing could increase the interest rates at which we borrow and, therefore, our interest expense, and

     - if we mortgage property to secure payment of debt and are unable to meet mortgage payments, the lender could foreclose on the property or appoint a receiver to receive an assignment of the rent payments under our leases.

WE FACE RISK ASSOCIATED WITH OUR EQUITY INVESTMENTS IN AND WITH THIRD PARTIES

     We may invest in shares of real estate investment trusts or other entities that invest in real estate assets. In these cases, we will be relying on the assets, investments and management of the real estate investment trust or other entity in which we are investing. These entities and their properties will be exposed to the risks normally associated with the ownership and operation of real estate.

     We also may invest in or with other parties through partnerships and joint ventures. In these cases we will not be the only entity making decisions relating to the property,

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

partnership, joint venture or other entity. Risks associated with investments in partnerships, joint ventures or other entities include:

     - the possibility that our partners might experience serious financial difficulties or fail to fund their share of required investment contributions,

     - that the partners might have economic or other business interests or goals which are inconsistent with our business interests or goals, and

     - that the partners may take action contrary to our instructions or requests and adverse to our policies and objectives.

Any substantial loss or significant action of this nature could potentially harm our business. In addition, we may in some circumstances be liable for the actions of our third-party partners or co-venturers.

WE MAY EXPERIENCE DIFFICULTIES IN INTEGRATING BUSINESSES WE MAY ACQUIRE INTO OUR BUSINESS

     As part of our growth strategy, we may acquire real estate-related businesses. If we acquire another business it would expose us to additional risks. In particular, risks associated with the acquisition of real estate companies include:

     - the difficulty of assimilating and integrating the operations and personnel of the combined companies,

     - the potential disruption of our ongoing business,

     - our inability to retain key managerial and other personnel,

     - the potential additional expenses associated with real estate transfer taxes and property tax assessments, integration costs and unanticipated liabilities or contingencies, and

     - the diversion of management's attention during the acquisition and integration process.

     We do not have significant experience in the identification and management of acquisitions. If we are unable to successfully address any of the foregoing risks, it could materially harm our business.

THE FAILURE OF OUR INVESTMENT IN DEBT INSTRUMENTS COULD ADVERSELY AFFECT OUR BUSINESS

     As part of our investment strategy, we may purchase debt instruments. In general, debt instruments carry the risk that borrowers may not make their required payments when due. In addition, our debt investments may expose us to various risks, including the risk that the value of any collateral securing the debt may be less than the amounts owed and the risk that interest rates relating to the debt instruments may be lower than the interest rate at which we borrow.

RISING INTEREST RATES MAY ADVERSELY AFFECT OUR CASH FLOW

     We owe approximately $99.7 million as of March 31, 1999 under our credit facility and mortgage debt, of which $14.5 million bears interest at variable rates. We may incur additional debt in the future that also bears interest at variable rates. Variable rate debt creates higher debt payments if market interest rates increase. These higher debt payments could adversely affect our cash flow or cause us to default under some debt obligations or agreements.

WE DO NOT HAVE A POLICY PLACING A LIMIT ON THE AMOUNT OF DEBT THAT WE MAY INCUR

     We do not have a policy limiting the amount of debt that we may incur. Accordingly, our management and board of directors have discretion to increase the amount of our outstanding debt at any time. We could incur higher levels of debt, resulting in an increase in our total debt payments, which could adversely affect our cash flow and materially harm our business. In addition, if we increase the amount of our debt it may increase the risk of our default on the debt.

WE COULD INCUR SIGNIFICANT COSTS AND EXPENSES RELATED TO ENVIRONMENTAL PROBLEMS

     Various federal, state and local laws and regulations require property owners or operators to pay for the costs of removal or remediation of hazardous or toxic substances located on a property. These laws often impose liability without regard to whether the owner or operator of the property was responsible for or even knew of the presence of the hazardous substances. The presence of or failure to properly remediate hazardous or toxic substances may impair our ability to rent, sell or borrow against a property. These laws and regulations also impose liability on persons who arrange for the disposal or treatment of hazardous or toxic substances at another location for the costs of removal or remediation of these hazardous substances at the disposal or treatment facility. Further, these laws often impose liability regardless of whether the entity arranging for the disposal ever owned or operated the disposal facility. Other environmental laws and regulations impose liability on owners or operators of property for injuries relating to the release of asbestos-containing materials into the air. As owners and operators of property and as potential arrangers for hazardous substance disposal, we may be liable under the laws and regulations for removal or remediation costs, governmental penalties, property damage, personal injuries and related expenses. Payment of these costs and expenses could impair our financial condition and materially harm our business.

WE COULD FACE SIGNIFICANT COSTS OF COMPLIANCE IF WE ARE CONSIDERED AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT

     We are not currently registered as an investment company under the Investment Company Act of 1940, since our management believes that we either are
(1) not within the definition of investment company under the Investment Company Act or, alternatively, are (2) excluded from regulation under the Investment Company Act by an exemption. In the future, we intend to conduct our operations in order to avoid registration under the Investment Company Act. Therefore, the assets that we may acquire or sell may be limited by the regulations of the Investment Company Act. If we are deemed to be an investment company under the Investment Company Act and failed to qualify for an

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

exemption, we would be unable to conduct our business as currently conducted, which could materially harm our business.

THE COSTS OF COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT COULD ADVERSELY AFFECT OUR BUSINESS

     Under the Americans with Disabilities Act of 1990, all public accommodations and commercial facilities must meet federal requirements relating to access and use by disabled persons. Compliance with the Americans with Disabilities Act requirements could involve removal of structural barriers from disabled persons' entrances on our properties. Other federal, state and local laws may require modifications to or restrict further renovations of our properties with these accesses. Although we believe that our properties are substantially in compliance with present requirements, noncompliance with the Americans with Disabilities Act or related laws or regulations could result in the United States government imposing fines or private litigants being awarded damages against us. If we incur these costs and expenses it could impair our financial condition.

WE MAY EXPERIENCE LOSSES FROM OUR PROPERTIES FOR WHICH WE CANNOT OBTAIN INSURANCE OR CANNOT OBTAIN INSURANCE AT A REASONABLE COST

     We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance on our properties. We believe our insurance coverage is of the type and amount normally obtained by owners of real property. We believe all of our properties have adequate levels of insurance. However, there are some types of losses, such as civil unrest or catastrophic acts of nature, for which we cannot obtain insurance or for which we cannot obtain insurance at a reasonable cost. In the event of an uninsured loss or a loss in excess of our insurance limits, we could lose the income generated from the affected property, as well as the money invested in the affected property. Also, we would continue to be obligated to repay any mortgage debt or other obligation related to the affected property. Any loss of this nature could materially harm our business.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS THAT COULD PREVENT AN ACQUISITION OF OUR BUSINESS AT A PREMIUM PRICE

     Some of the provisions of our certificate of incorporation and bylaws could discourage, delay or prevent an acquisition of our business at a premium price and could make removal of our management more difficult. These provisions could reduce the opportunities for our stockholders to participate in tender offers, including tender offers that are priced above the then current market price of our common stock. Our certificate of incorporation permits our board of directors to issue shares of preferred stock in one or more series without stockholder approval. The preferred stock may be issued quickly with terms that delay or prevent a change in control of our business. In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock.

WE MAY EXPERIENCE VOLATILITY IN THE PRICE OF OUR PUBLICLY TRADED SECURITIES

     The market price of our common stock has fluctuated in the past and is likely to continue to fluctuate in the future. In addition, the market prices of securities of other real

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

estate companies has at times been volatile. Factors that may affect the market price of our publicly traded securities, many of which are beyond our control, include:

     - fluctuations in our operating results,

     - analysts' reports and projections,

     - changes in the market valuations of other real estate companies,

     - the extent of institutional investor interest in our business,

     - the reputation of real estate companies generally and the attractiveness of their securities in comparison to the securities of other businesses, and

     - general financial market conditions.

Fluctuations in the market price of our securities may in turn adversely affect
(1) our ability to complete any targeted acquisitions, (2) our access to capital and financing and (3) our ability to attract and retain qualified personnel. In the past, following periods of volatility in the market price of securities of a particular company, securities class action litigation against that company would often result. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could materially harm our business.

OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE SUBSTANTIAL CONTROL OVER OUR VOTING STOCK AND CAN MAKE DECISIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS

     Our present executive officers and directors and their affiliates beneficially own approximately 30% of our outstanding common stock. As a result, these stockholders will continue to significantly influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger, consolidation or sale of substantially all of our assets.

THE LOSS OF KEY PERSONNEL COULD HARM OUR BUSINESS

     Given the early stage of development of our business, we depend to a large extent on the performance of our senior management team and other key employees for strategic business direction and real estate experience. If we lost the service of any members of our senior management or other key employees it could materially harm our business. We do not have employment agreements with any of our senior management or key employees. In addition, we have not obtained key-man life insurance for any of our senior management or other key employees.

OUR BOARD OF DIRECTORS MAY MAKE CHANGES IN OUR INVESTMENT, FINANCING AND DISTRIBUTION POLICIES WITHOUT STOCKHOLDER APPROVAL

     Our investment, financing, borrowing and distribution policies and policies regarding all other activities, growth, debt, capitalization and operations, will be determined by our board of directors. Although our board of directors has no present intention to do so, it may amend or revise these policies at any time without a vote of our stockholders. Our board of directors may amend these policies in a manner with which you may not agree. A

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change in these policies could impair our financial condition and materially harm our business.

WE DO NOT ANTICIPATE PAYING ANY DIVIDENDS IN THE FORESEEABLE FUTURE

     We presently anticipate that we will retain all available funds for use in the operation and expansion of our business and do not anticipate paying any dividends in the foreseeable future. Any future payment of dividends to our stockholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects. In addition, we are currently prohibited from paying dividends by the terms of our credit facility.

OUR MANAGEMENT WILL HAVE SUBSTANTIAL DISCRETION OVER THE USE OF PROCEEDS FROM THE SALE OF THE SECURITIES AND MAY NOT APPLY THEM EFFECTIVELY

     Management will have significant flexibility in applying the net proceeds from the sale of the securities offered by this prospectus and may apply the proceeds in ways with which you do not agree. The failure of management to apply these funds effectively could materially harm our business. See "Use of Proceeds" for more discussion of our intended uses of the net proceeds from the sale of the securities offered by this prospectus.

YEAR 2000 PROBLEMS COULD DISRUPT OUR OPERATIONS

     The Year 2000 problem is the result of computer software and embedded chips using a two-digit format, as opposed to four digits, to indicate the year. Computer systems may be unable to interpret dates beyond the year 1999, which could cause a system failure or other computer errors. The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, normal business activities or operations. To the extent our software applications contain source codes that are unable to appropriately interpret the upcoming calendar year 2000, some level of modification, or even possibly replacement of these applications may be necessary.

     We have made an assessment of the impact of the Year 2000 issue on our internal operations and have developed a plan to bring our computer systems into compliance before the end of 1999. This plan addresses the modification or replacement of applications and operating systems to achieve timely Year 2000 compliance and also includes communication and analysis with outside vendors and other third parties with whom we interface electronically. We do not believe that the impact of any Year 2000 issues will impair our financial condition or materially harm our business. However, if modifications and conversions are not made or completed in a timely manner by either third parties or us, the Year 2000 issue could materially harm our business. To date, we have incurred minimal expenses related to Year 2000 compliance. We expect to incur approximately $75,000 of total expenses related to Year 2000 compliance. Since we have adopted a plan to address Year 2000 issues, we have not developed a comprehensive contingency plan for dealing with the most reasonably likely worst case scenario. However, if we identify significant risks in the future or are unable to meet our anticipated schedule for completion of our Year 2000 compliance, we will develop contingency plans to the extent necessary at that time.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are indicated by words or phrases such as "believe," "may," "will," "anticipate," "estimate," "plan," "project," "continue," "expect," "intend" and similar words or phrases. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including factors discussed in our filings with the Securities and Exchange Commission and the following:

     - the effect of economic, credit and capital market conditions in general and on real estate companies in particular,

     - our ability to compete effectively,

     - our ability to acquire or develop properties and the risk that potential acquisitions or developments may not perform in accordance with expectations,

     - fluctuations in our operating results,

     - government approvals, actions and initiatives, including the need for compliance with environmental requirements and the Americans with Disabilities Act,

     - additions or departures of key personnel,

     - general economic and business conditions, and

     - other risk factors described under "Risk Factors" in this prospectus.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                  EXCEL LEGACY

     Excel Legacy, a Delaware corporation, was formed on November 17, 1997 as a wholly owned subsidiary of Excel Realty Trust, Inc., a Maryland corporation and a real estate investment trust. On March 31, 1998, Excel Realty Trust effected a spin-off of our business through a special dividend of all of our outstanding common stock to the holders of Excel Realty Trust common stock. Excel Realty Trust effected this spin-off to allow us to pursue a wider variety of real estate opportunities including owning, acquiring, developing and managing retail, entertainment, office, hotel, mixed-use projects and real estate-related operating companies throughout the United States.

     In connection with this spin-off, Excel Realty Trust transferred real properties, notes receivable and related assets and liabilities to us. In addition to operating assets obtained from the spin-off, we intend to pursue signature real estate projects that have unique locations, concepts or significant entry barriers associated with them, including:

     - developing long-term, mixed-use development and entertainment projects that have the potential for substantial capital gains but which may take several years to fully develop,

     - investing in properties requiring significant restructuring or redevelopment to create substantial value, such as changing the use, tenant mix or focus of a property,

     - acquiring single tenant properties that can be highly leveraged with the fixed-rate debt that amortizes over the term of the tenant leases,

     - acquiring debt or stock of real estate operating companies, including defaulted debt at a discount to the value of the underlying asset securing the debt,

     - acquiring office and industrial sites and properties where aggressive management and re-development may add significant value, and

     - acquiring and developing hotel and hospitality projects in unique locations.

     At March 31, 1999, our business consisted of the following portfolio of real properties, notes receivable, and investments in real estate-related ventures:

     - ten single tenant retail properties located in Colorado, Illinois, Indiana (3), Michigan, Ohio, Pennsylvania, Texas and Wisconsin, eight of which are leased to Wal-Mart Stores, Inc. and two of which are leased to Lowe's Home Centers, Inc.,

     - five properties located in Arizona ranging from retail, office and restaurant space in Scottsdale to a hotel property near the Grand Canyon,

     - three properties located in Colorado, two of which are leased to AMC Multi-Cinema, Inc. and contain 24-screen movie theaters and one of which is vacant land located at the base of Telluride mountain being considered for time share or condominium development,

     - three properties located in California ranging from a shopping center in Palm Springs to land in San Diego under construction for office development,

     - four notes receivable relating to real estate projects in Arizona and California with an aggregate outstanding balance of $23.2 million as of March 31, 1999, and

     - ownership interests in a number of real estate-related ventures, including (1) a 65% ownership interest in a joint venture which owns and operates a hotel, dinner theater and retail shop located near the Grand Canyon in northern Arizona, (2) a 50% ownership interest in a development company which owns Newport Centre, a retail and office facility located in Winnipeg, Canada, (3) a 23.7% ownership interest in a development company which owns land in Indianapolis, Indiana, and (4) a 50% ownership interest in a full-service car wash company which owns 18 car wash properties and leases one car wash property in and around Phoenix, Arizona. In March 1999, we entered into an agreement to sell substantially all of the assets of the car wash company. The sale is subject to the receipt of a variety of approvals and other customary closing conditions.

     On May 12, 1999, we entered into an agreement with Sol Price, as trustee, and other major shareholders of Price Enterprises, Inc., a Maryland corporation. Under the terms of the agreement, we will offer to all Price Enterprises shareholders $8.50 per share for all shares of Price Enterprises common stock, comprised, at our election, of either cash or a combination of cash, debentures and notes. The board of directors of Price Enterprises has the right to determine whether the transaction will proceed, and if so whether the transaction will proceed as an exchange offer for Price Enterprises common stock or a merger. In either event, the preferred stock of Price Enterprises will remain outstanding. The consummation of the transaction is subject to a variety of conditions, including the execution by Price Enterprises of an agreement to take actions to facilitate the transaction. Following the consummation of the transaction, we have agreed that the holders of Price Enterprises preferred stock will be entitled to elect a majority of the board of directors of Price Enterprises and to designate one member of our board of directors, until the time at which (1) less than 2,000,000 shares of Price Enterprises preferred stock are outstanding or (2) we complete a tender offer in which we offer to acquire all outstanding shares of Price Enterprises preferred stock at a cash price of $16 per share, or in other specified circumstances.

     Our principal executive offices are located at 16955 Via Del Campo, Suite 110, San Diego, California 92127 and our telephone number is (619) 675-9400.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratios of earnings to fixed charges are as follows for the periods indicated:

                                                          FIVE MONTHS        THREE
                                     FROM INCEPTION TO       ENDED          MONTHS
                                     FISCAL YEAR ENDED    DECEMBER 31,    ENDED MARCH
                                       JULY 31, 1998          1998         31, 1999
                                     -----------------    ------------    -----------
Ratio of earnings to fixed
  charges..........................     2.61x              1.47x           1.15x

     There were no preferred stock dividends through March 31, 1999. We have computed the ratio of earnings to fixed charges by dividing income before income taxes and minority interests plus fixed charges, excluding capitalized interest, by fixed charges.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including working capital, capital expenditures and acquisitions. We may invest funds not required immediately for these purposes in short-term investment grade securities.

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of debt securities, you must refer to both the prospectus supplement relating to that series and the description of the debt securities in this prospectus. A prospectus supplement may change any of the terms of the debt securities described in this prospectus.

     We may offer under this prospectus up to $300,000,000 aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, the principal amount as may be sold for an initial public offering price of up to $300,000,000.

     The debt securities will be issued under an indenture between us and a trustee chosen by us. We have summarized select portions of the indenture below. The summary does not restate the indenture in its entirety. The form of the indenture, which is subject to amendments or supplements as may be adopted from time to time, has been filed as an exhibit to the registration statement and we urge you to read the indenture because it, and not this description, defines your rights as holders of debt securities issued under the indenture.

GENERAL

     The debt securities will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. We may issue an unlimited amount of debt securities, in one or more series, under the indenture. The terms of each series of debt securities will be established by our board of directors or in a supplemental indenture. We do not have to issue all debt securities of one series at the same time and, unless described differently in a prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

     There may be more than one trustee under the indenture, each relating to one or more series of debt securities. Any trustee may resign or be removed by us, at which time we will appoint a successor trustee. Each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as indicated elsewhere in this prospectus, any action taken by the trustee may be taken by the trustee only relating to the series of debt securities for which it is the trustee.

     We will provide in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

     - the title of the debt securities,

     - the total principal amount of the debt securities and any limit on the total principal amount of the debt securities,

     - whether we will issue the debt securities at a discount and the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the securities or upon redemption, if other than the principal amount, and the rate at which the original issue discount will accrue,

     - the date on which we will pay the principal on the debt securities,

     - the rate, which may be fixed or variable, or the method used to determine the rate at which the debt securities will bear interest,

     - the date from which interest will accrue, the date on which interest will be payable and any regular record date for the interest payable on any interest payment date,

     - the place where we will pay, or the method of payment of, principal, premium and interest on the debt securities and where holders may surrender the debt securities for conversion, registration of transfer or exchange,

     - any obligation we have to redeem or purchase the debt securities under any sinking fund or similar provisions or at the option of a holder of debt securities,

     - our right to redeem the debt securities and the date on which and the price at which and the terms and conditions upon which we may redeem the debt securities,

     - the denominations in which we will issue the debt securities, if other than denominations of $1,000 and any multiples of $1,000,

     - provisions, if any, for the defeasance or discharge of our obligations relating to the debt securities,

     - whether we will issue the debt securities in registered or bearer form,

     - the currency in which we will pay principal, premium and interest on the debt securities,

     - if we will pay principal, premium or interest on the debt securities in one or more currencies other than those in which the debt securities are denominated, the manner in which we will determine the exchange rate on the payments,

     - the manner in which we will determine the amounts of payment of principal, premium or interest on the debt securities if these amounts may be determined by reference to an index based on a currency other than that in which the debt securities are denominated or designated or by reference to a commodity, commodity index, stock exchange index or financial index,

     - any addition to, or change or deletion of, any events of default or covenants in the indenture,

     - a discussion of any material or special United States federal income tax considerations applicable to the debt securities,

     - any depositaries, trustees, interest rate calculation agents, exchange rate calculation agents or other agents relating to the debt securities other than those originally appointed,

     - whether we will issue the debt securities in the form of global securities and whether we will issue the global securities in temporary or permanent global form,

     - any rights of the holders of the debt securities to convert the debt securities into other securities or property and the terms and conditions of the conversion,

     - any subordination provisions relating to the debt securities,

     - any listing of the debt securities on a securities exchange,

     - any provisions relating to any security provided for the debt securities, and

     - any other terms of the debt securities that will not be inconsistent with the indenture.

     We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of interest payment characteristics. We will describe in a prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount. We will also describe in a prospectus supplement the special United States federal income tax considerations or other restrictions or terms applicable to debt securities issuable in bearer form, offered exclusively to foreigners or denominated in a foreign currency.

DENOMINATIONS, REGISTRATION, TRANSFER AND EXCHANGE

     Unless we specify otherwise in the prospectus supplement, the debt securities of any series will be issuable only in denominations of $1,000 and multiples of $1,000, and will be payable only in U.S. dollars.

     We may issue the debt securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. We may issue the global securities in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depositary arrangement relating to a series of debt securities in the prospectus supplement.

     You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. We will not charge a service fee for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge we are required to pay in connection with a transfer or exchange.

     You may effect the transfer of certificated debt securities and the right to receive the principal, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

     We are not required to:

     - register, transfer or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of debt securities of the series selected for redemption and ending at the close of business on the day of the transmission, or

     - to register, transfer or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

COVENANTS

     We will describe in the prospectus supplement any restrictive covenants applicable to an issue of debt securities.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     We may not consolidate or merge with or into, or sell, assign, convey or transfer our properties and assets substantially in their entirety to another corporation, person or entity unless:

     - in the case of a consolidation or merger, (1) we are the surviving corporation, or (2) the successor corporation is an entity organized and validly existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes our obligations under the debt securities and the indenture, and

     - immediately after giving effect to the transaction, no event of default exists.

EVENTS OF DEFAULT

     Each of the following is an event of default relating to a series of debt securities:

     - default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days,

     - default in the payment of principal of or premium on any debt security of that series when due and payable,

     - default in the deposit of any sinking fund payment, when and as due relating to any debt security of that series,

     - default in the performance or breach by us of any other covenant or warranty in the indenture, other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series, which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture,

     - the acceleration of the maturity date of any of our debt, other than non-recourse debt, at any one time, in an amount exceeding the greater of
       (1) $25 million and (2) 5% of our consolidated net tangible assets, if the acceleration is not cancelled within 30 days,

     - events of bankruptcy, insolvency or reorganization, and

     - any other event of default provided relating to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

Non-recourse indebtedness means debt the terms of which provide that the lender's claim for repayment of the debt is limited solely to a claim against the property which secures the debt. Consolidated net tangible assets means the total amount of assets, including investments in joint ventures, of a company and its subsidiaries, if any, less applicable depreciation, amortization and other valuation reserves after deducting:

          (1) all current liabilities, excluding (a) the current portion of long-term debt, (b) intercompany liabilities and (c) any liabilities which are by their terms renewable or extendible at the option of the obligor to a time more than 12 months from the time as of which the amount is being computed, and

          (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and any other similar intangibles, all as provided on the most recent consolidated balance sheet of the company and computed in accordance with generally accepted accounting principles.

     If an event of default relating to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount, or specified amount, plus accrued and unpaid interest and premium, if payable on all debt securities of that series to be immediately due and payable. At any time after a declaration of acceleration relating to debt securities of any series has been made, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and cancel the acceleration if:

     - the holders act before the trustee has obtained a judgment or decree for payment of the money due,

     - we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal, and

     - we have cured or the holders have waived all events of default, other than the non-payment of accelerated principal and interest relating to debt securities of that series, as provided in the indenture.

We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default.

     The trustee has no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee relating to the debt securities of that series.

     No holder of any debt security of any series will have any right to institute any judicial or other proceeding relating to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

     - that holder has previously given the trustee written notice of a continuing event of default relating to debt securities of that series, and

     - the holders of at least a 25% in principal amount of outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

     The holder of any debt security will have an absolute and unconditional right to receive payment of the principal, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

     Within 120 days after the end of our fiscal year we will furnish to the trustee a statement as to compliance with the indenture. The trustee may withhold notice to the holders of debt securities of any series of any default or event of default, except in payment on any debt securities of that series, relating to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

MODIFICATION AND WAIVER

     We may modify the indenture, without prior notice to or consent of any holders, for any of the following purposes:

     - to evidence the succession of another corporation to our rights and the assumption by the successor of our covenants and obligations in the indenture and the debt securities,

     - to add to the covenants for the benefit of the holders of the debt securities or to surrender any right or power conferred upon us in the indenture,

     - to add any events of default,

     - to add or change any provision of the indenture to permit or facilitate the issuance of debt securities of any series in bearer form, to permit bearer securities to be issued in exchange for registered securities, to permit bearer securities to be issued in exchange for bearer securities of other denominations or to permit the issuance of debt securities of any series in uncertificated form, provided that the action will not adversely affect the interests of the holders of debt securities or coupons in any material respect,

     - to change or eliminate any provision of the indenture, provided that the change or elimination will become effective only when there is no outstanding debt security issued under the indenture or coupon of any series created prior to the modification which is entitled to the benefit of the provision and as to which the modification would apply,

     - to secure the debt securities or to provide that any of our obligations under the debt securities or the indenture will be guaranteed and the terms and conditions for the release or substitution of the security or guarantee,

     - to supplement any provisions of the indenture to permit or facilitate the defeasance and discharge of any series of debt securities, provided that the action will not adversely affect the interests of the holders of the debt securities or coupons in any material respect,

     - to establish the form or terms of debt securities and coupons as permitted by the indenture,

     - to evidence and provide for a successor or other trustee relating to one or more series of debt securities and to add or change any provision of the indenture to provide for or facilitate the administration of the trusts by more than one trustee, or

     - to cure any ambiguity, to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision of the indenture, to eliminate any conflict between the terms of the indenture and the debt securities and the Trust Indenture Act or to make any other provisions which will not be inconsistent with any provision of the indenture; provided these other provisions will not adversely affect the interest of the holders of outstanding debt securities or coupons in any material respect.

     We may modify and amend the indenture with the written consent of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. However, these modifications may not, without the consent of the holder of each outstanding debt security of each series affected:

     - change the stated maturity of any debt security or coupon,

     - reduce the principal amount of any payment to be made on any debt security or coupon,

     - reduce the rate of interest or extend the time for payment of interest or premium payable upon redemption of any debt security,

     - change the coin or currency in which any debt security or any premium or interest is payable,

     - reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity,

     - impair the right to institute suit for the enforcement of any payment on or after the due date of the payment,

     - alter any redemption provisions in a manner adverse to the holders of the debt securities,

     - reduce the percentage in principal amount of the outstanding debt securities,

     - adversely affect the right of any holder to convert any debt security,

     - modify any of the waiver provisions, except to increase any required percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each affected outstanding debt security, or

     - modify any provision described in the applicable prospectus supplement as requiring the consent of each affected holder of debt securities.

     A modification which changes or eliminates any covenant or other provision of the indenture relating to one or more particular series of debt securities and coupons, or which modifies the rights of the holder of debt securities and coupons of that series, will be deemed not to affect the rights of the holders of debt securities and coupons of any other series.

     The holders of at least a majority in principal amount of the outstanding debt securities of any series, by notice to the trustee, may on behalf of the holders of all debt securities of that series waive any default and its consequences under the indenture, except:

     - a continuing default in the payment of interest on, premium or the principal amount of any debt security held by a non-consenting holder, or

     - a default of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

DEFEASANCE OF DEBT SECURITIES AND COVENANTS IN CIRCUMSTANCES

     Legal Defeasance. We may be discharged from any and all obligations relating to the debt securities of any series except for obligations:

     - to pay additional amounts, if any, upon the occurrence of specified tax, assessment or government charge events relating to payments on the debt securities,

     - to register the transfer or exchange of debt securities,

     - to replace stolen, lost or mutilated debt securities,

     - to maintain paying agencies, and

     - to hold money in payment for trust.

     We will be discharged upon our deposit with the trustee, in trust, of money or government obligations that will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments relating to the debt securities of that series on the stated maturity of those payments.

     We may be discharged only if we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge.

     Defeasance of Covenants. Upon compliance with specified conditions, we will not be required to comply with some restrictive covenants contained in the indenture and any omission to comply with the obligations will not constitute a default or event of default relating to the debt securities. These conditions include:

     - depositing with the trustee money or government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest on and any mandatory sinking fund payments relating to the debt securities of that series on the date those payments are due, and

     - delivering to the trustee an IRS ruling or an opinion of counsel to the effect that the holders of the debt securities of the series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance.

LIMITED LIABILITY OF SOME PERSONS

     No past, present or future stockholder, incorporator, employee officer or director of Excel Legacy or any successor corporation or any of our affiliates will have any personal liability for our obligations under the indenture or the debt securities because of his, her or its status as a stockholder, incorporator, employee officer or director.

CONVERSION RIGHTS

     We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock. Those terms will include:

     - whether the debt securities are convertible into common stock or preferred stock,

     - the conversion price, or manner of calculation,

     - the conversion period,

     - provisions regarding whether conversion will be at our option or the option of the holders,

     - the events requiring an adjustment of the conversion price, and

     - provisions affecting conversion in the event of the redemption of the debt securities.

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

PAYMENT AND PAYING AGENTS

     The indenture will require us to duly and punctually pay the principal, premium and interest on the debt securities as provided in the debt securities and the indenture.

     If debt securities of a series are issuable only as registered securities, we will maintain in each place of payment for that series an office or agency where:

     - holders may present or surrender for payment debt securities of that series,

     - holders may surrender debt securities of that series for registration of transfer or exchange, and

     - we may be served with notices and demands regarding the debt securities of that series.

     If debt securities of a series are issuable as bearer securities, we will maintain or cause to be maintained:

     - in the Borough of Manhattan, the City and State of New York, an office or agency where holders may present or surrender for payment any registered securities of that series, where holders may surrender for registration or transfer any registered securities of that series, where holders may surrender debt securities of that series for exchange or redemption, where we may be served with notices and demands regarding the debt securities of that series and where holders may present or surrender for payment bearer securities of that series and related coupons in the circumstances described in the following paragraph and not otherwise,

     - subject to any applicable laws or registration, in a place of payment for that series which is located outside the United States, an office or agency where holders may present and surrender for payment debt securities of that series and related coupons; provided that if the debt securities of that series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland, the Luxembourg Stock Exchange or any other stock exchange located outside the United States and the stock exchange so requires, we will maintain a paying agent for the debt securities of that series in London, Luxembourg or any other required city located outside the United States, so long as the debt securities of that series are listed on that exchange, and

     - subject to any applicable laws or regulations, in a place of payment for that series located outside the United States, an office or agency where holders may surrender any registered securities of that series for registration of transfer, where holders may surrender for exchange or redemption debt securities of that series and where we may receive notices and demands regarding the debt securities of that series.

     We will give prompt written notice to the applicable trustee of the locations, and any change in the locations, of offices or agencies. If at any time we fail to maintain any required office or agency or fail to furnish the applicable trustee with the address, holders may make or serve the presentations, surrenders, notices and demands at the corporate trust office of the applicable trustee, except that holders may present and surrender bearer securities of that series and the related coupons for payment at the offices specified in the applicable debt security. We will appoint the applicable trustee, as our agent to receive the foregoing presentations, surrenders, notices and demands. However, in the case of bearer securities, we may appoint another agent as may be specified in the applicable prospectus supplement.

     We will make no payment of principal, premium or interest on bearer securities at any of our offices or agencies in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. However, if the debt securities of a series are denominated and payable in U.S. dollars, we will pay principal and any premium and interest on the debt securities of that series, if specified in the applicable prospectus supplement, at the office of our paying agent in the Borough of Manhattan, the City and State of New York, only if payment in U.S. dollars of the full amount of the principal, premium, interest or additional amounts, as the case may be, at all offices or agencies outside the United States maintained for the purpose by us in accordance with the indenture is illegal or effectively precluded by exchange controls or other similar restrictions.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     This prospectus describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our charter. When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. A prospectus supplement may change any of the terms of the securities described in this prospectus.

     Under our charter, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. A certificate of designation classifies 25,000,000 shares of our preferred stock as Series B preferred stock. At March 31, 1999, we had outstanding approximately 32,607,704 shares of common stock and 21,281,000 shares of Series B preferred stock.

COMMON STOCK

     Subject to any preferential rights of our preferred stock, each holder of common stock is entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of common stock are entitled to receive a proportional share of any dividends that may be declared by our board of directors, subject to the rights and preferences of preferred stockholders. In the event of our liquidation, dissolution or winding up, after we pay all debts and other liabilities and any liquidation preference on the preferred stock, each holder of common stock would be entitled to share equally in all of our remaining assets. The common stock is not liable for any calls or assessments and is not convertible into any other securities. In addition, no redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

     As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the General Corporation Law of the State of Delaware, known as the DGCL, which restricts our ability to enter into business combinations with an interested stockholder or a stockholder owning 15% or more of our outstanding voting stock, or that stockholder's affiliates or associates, for a period of three years. These restrictions do not apply if:

     - prior to becoming an interested stockholder, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder,

     - upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to exceptions, or

     - on or after the date a stockholder becomes an interested stockholder, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

PREFERRED STOCK

     Under our charter, our board of directors is authorized generally without stockholder approval to issue shares of preferred stock from time to time, in one or more classes or series. Prior to the issuance of shares of each series, the board of directors is required by the DGCL and our charter to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including the following:

     - the number of shares constituting each class or series,

     - voting rights,

     - rights and terms of redemption, including sinking fund provisions,

     - dividend rights and rates,

     - dissolution,

     - terms concerning the distribution of assets,

     - conversion or exchange terms,

     - redemption prices, and

     - liquidation preferences.

     Holders of our Series B preferred stock are entitled to receive, when, as and if declared by the board of directors, cumulative cash dividends payable in an amount per share equal to the cash dividends, if any, on the shares of common stock into which our shares of Series B preferred stock are convertible. Holders of the Series B preferred stock are also entitled to a liquidation preference of $5.00 per share, plus a premium of 7% per year, in the event of our liquidation, dissolution or other winding up of our affairs. The shares of Series B preferred stock are convertible into our common stock at our option or at the option of the holders at any time, on a one-for-one basis, subject to adjustments.

     All shares of preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors could authorize the issuance of additional shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests.

     We will describe in a prospectus supplement relating to the class or series of preferred stock being offered the following terms:

     - the title and stated value of the preferred stock,

     - the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock,

     - the dividend rate(s), period(s) or payment date(s) or method(s) of calculation applicable to the preferred stock,

     - whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate,

     - the procedures for any auction and remarketing, if any, for the preferred stock,

     - the provisions for a sinking fund, if any, for the preferred stock,

     - the provision for redemption, if applicable, of the preferred stock,

     - any listing of the preferred stock on any securities exchange,

     - the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period,

     - voting rights, if any, of the preferred stock,

     - whether interests in the preferred stock will be represented by depositary shares,

     - a discussion of any material or special United States federal income tax considerations applicable to the preferred stock,

     - the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs,

     - any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs, and

     - any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

RANK

     Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, relating to dividends and upon our liquidation, dissolution or winding up:

     - senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock,

     - on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock, and

     - junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term equity securities does not include convertible debt securities.

REGISTRAR AND TRANSFER AGENT

     BankBoston, N.A. is the registrar and transfer agent for our common stock and preferred stock.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     We may issue depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. We will deposit with a depositary, referred to as the preferred stock depositary, shares of preferred stock of each series represented by depositary shares. We will enter into a deposit agreement with the preferred stock depositary and holders from time to time of the depositary receipts issued by the preferred stock depositary which evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the holder's fractional interest in the preferred stock, to all the rights and preferences of the series of the preferred stock represented by the depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

     Immediately after we issue and deliver the preferred stock to a preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf. You may obtain copies of the applicable form of deposit agreement and depositary receipt from us upon request. The statements made in this section relating to the deposit agreement and the depositary receipts are summaries of the anticipated provisions. These summaries are not complete and we may modify them in a prospectus supplement. For more detail we refer you to the deposit agreement itself, which we will file as an exhibit to the registration statement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute all cash dividends or other cash distributions received relating to the preferred stock to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, subject to the obligations of holders to file proofs, certificates and other information and to pay the charges and expenses to the preferred stock depositary.

     In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

     No distribution will be made relating to any depositary share that represents any preferred stock converted into other securities.

WITHDRAWAL OF STOCK

     Assuming we have not previously called for redemption or converted the depositary shares into other securities, upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary, the holders will be entitled to delivery at that office of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive shares of the related preferred stock as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will no longer be entitled to receive depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will concurrently redeem the number of depositary shares representing shares of the preferred stock so redeemed, provided we have paid the applicable redemption price for the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable relating to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata or by any other equitable method determined by us.

     From and after the date fixed for redemption:

     - all dividends relating to the shares of preferred stock called for redemption will cease to accrue,

     - the depositary shares called for redemption will no longer be deemed to be outstanding, and

     - all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption and surrender to the preferred stock depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts. Each record holder of these depositary receipts on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by the depositary shares for which it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as the action or non-action is in good faith and does not result from the preferred stock depositary's negligence or willful misconduct.

LIQUIDATION PREFERENCE

     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as provided in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

     The depositary shares will not be convertible into common stock or any of our other securities or property. Nevertheless, if we so specify in the applicable prospectus supplement relating to an offering of depositary shares, holders may surrender depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to convert the preferred stock represented by the depositary shares into whole shares of common stock, other shares of our preferred stock or other shares of stock. We have agreed that upon receipt of the instructions and any amounts payable, we will convert the depositary shares using the same procedures as those provided for converting preferred stock. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the preferred stock depositary will issue a new depositary receipt for any depositary shares not converted. No fractional shares of common stock will be issued upon conversion, and if the conversion would result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     We may amend the form of depositary receipt and any provision of the deposit agreement at any time by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless the holders of at least two-thirds of the depositary shares evidenced by the depositary receipts then outstanding approve the amendment. No amendment will impair the right, subject to the exceptions in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented by the depositary receipt, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any amendment becomes effective will be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the amended deposit agreement.

     We may terminate the deposit agreement upon not less than 30 days' prior written notice to the preferred stock depositary if a majority of each series of preferred stock affected by the termination consents to the termination. Upon termination, the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock represented by the depositary shares evidenced by the depositary receipts together with any other property held by the preferred stock depositary relating to the depositary receipt.

     In addition, the deposit agreement will automatically terminate if:

     - all outstanding depositary shares have been redeemed,

     - there has been a final distribution of the related preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred stock, or

     - each share of the related preferred stock has been converted into our securities which are not represented by depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any resignation or removal of the acting preferred stock depository will take effect upon our appointment of a successor preferred stock depositary. We must appoint a successor preferred stock depositary within 60 days after delivery of the notice of resignation or removal.

MISCELLANEOUS

     The preferred stock depositary will forward to holders of depositary receipts any reports and communications the preferred stock depositary receives from us relating to the preferred stock.

     We will not be liable, nor will the preferred stock depositary be liable, if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing our duties in good faith and without negligence or willful misconduct. We will not be obligated, nor will the preferred stock depositary be obligated, to prosecute or defend any legal proceeding relating to any depositary receipts, depositary shares or shares of preferred stock represented by depositary shares unless satisfactory indemnity is furnished to us. We may rely, and the preferred stock depositary may rely, on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented by depositary shares for deposit, holders of depositary receipts or other persons we believe in good faith to be competent to give this information, and on documents we believe in good faith to be genuine and signed by a proper party.

     In the event the preferred stock depositary receives conflicting claims, requests or instructions from holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on these claims, requests or instructions received from us.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may issue warrants independently or together with any other securities we offer under a prospectus supplement. The warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. We will describe additional terms of the warrants and the applicable warrant agreements in the prospectus supplement.

DEBT WARRANTS

     We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including:

     - the title of the debt warrants,

     - the aggregate number of the debt warrants,

     - the price or prices at which the debt warrants will be issued,

     - the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants,

     - the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security,

     - the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable,

     - the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise,

     - the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire,

     - the maximum or minimum number of the debt warrants which may be exercised at any time,

     - a discussion of the material United States federal income tax considerations applicable to the exercise of the debt warrants, and

     - any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

     Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations, and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments of principal, premium or interest on the securities purchasable upon the exercise of debt warrants.

OTHER WARRANTS

     We will describe in the applicable prospectus supplement the terms of the preferred stock warrants, depositary shares warrants and common stock warrants being offered, including:

     - the title of the warrants,

     - the securities for which the warrants are exercisable,

     - the price or prices at which the warrants will be issued,

     - the number of the warrants issued with each share of preferred stock, common stock or depositary share,

     - any provisions for adjustment of the number or amount of shares of preferred stock, common stock or depositary shares receivable upon exercise of the warrants or the exercise price of the warrants,

     - the date on and after which the warrants and the related preferred stock, common stock or depositary shares will be separately transferable,

     - any special United States federal income tax considerations,

     - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants,

     - the date on which the right to exercise the warrants will commence, and the date on which the right will expire, and

     - the maximum or minimum number of the warrants which may be exercised at any time.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price provided in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock, common stock or depositary shares being offered. Holders may exercise warrants at any time up to the close of business on the expiration date provided in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

     Holders may exercise warrants as described in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, depositary shares or shares of preferred stock or common stock purchasable upon the exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

                             DESCRIPTION OF RIGHTS

     We may issue rights to our stockholders to purchase shares of our common stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

     The prospectus supplement will provide the terms of the rights to be issued, including:

     - the date of determining the stockholders entitled to the rights distribution,

     - the aggregate number shares of common stock purchasable upon exercise of the rights,

     - the exercise price,

     - the aggregate number of rights being issued,

     - the date, if any, on and after which the rights may be transferable separately,

     - the date on which the right to exercise the rights will commence and the date on which the right will expire,

     - any special United States federal income tax consequences, and

     - any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

                              PLAN OF DISTRIBUTION

     We may sell the securities (1) through underwriters or dealers, (2) through agents, or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

     - a fixed price or prices, which may be changed,

     - market prices prevailing at the time of sale,

     - prices related to the prevailing market prices, or

     - negotiated prices.

     We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

     If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

     We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

     If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by institutions to purchase the securities under contracts providing for payment and delivery on future dates. The institutions with which the contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The purchaser's obligations under the contracts will not be subject to any conditions except that:

     (1) the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject, and

     (2) if the securities are also being sold to underwriters, we will have sold to the underwriters the securities not sold for delayed delivery.

     The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will provide in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

     The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

                                 LEGAL MATTERS

     Latham & Watkins, San Diego, California, will pass upon the validity of the securities being offered by this prospectus.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to Excel Legacy's Annual Report on Form 10-K for the fiscal year ended July 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements and other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Securities and Exchange Commission at 1-800-SEC-0300 for further information on the public reference rooms. You may also access filed documents at the Securities and Exchange Commission's web site at www.sec.gov.

     We have filed a registration statement on Form S-3 and related exhibits with the Securities and Exchange Commission under the Securities Act of 1933. The registration statement contains additional information about us and the securities. You may inspect the registration statement and exhibits without charge and obtain copies from the Securities and Exchange Commission at prescribed rates at the locations above.

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the following documents we filed with the Securities and Exchange Commission:

     - Our Annual Report on Form 10-K for the fiscal year ended July 31, 1998,

     - Our Quarterly Report on Form 10-Q for the quarter ended October 31, 1998,

     - Our Transition Report on Form 10-Q for the transition period from August 1, 1998 to December 31, 1998,

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999,

     - Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on December 18, 1998 and May 14, 1999,

     - The description of our common stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 13, 1998, and

     - All documents filed by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

     You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

                            Excel Legacy Corporation
                         16955 Via Del Campo, Suite 110
                              San Diego, CA 92127
                                 (619) 675-9400

     You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the dates on the front of these documents.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Our estimated expenses in connection with the distribution of the securities being registered are as set forth in the following table:

SEC Registration Fee........................................  $ 83,400
Fees and Expenses of the Trustee............................    10,000
Printing and Engraving Expenses.............................   100,000
Legal Fees and Expenses.....................................   100,000
Accounting Fees and Expenses................................    75,000
Miscellaneous...............................................    31,600
                                                              --------
          Total.............................................  $400,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Articles Eighth and Ninth of the Amended and Restated Certificate of Incorporation (the "Company Certificate") of Excel Legacy Corporation (the "Company") and Article VIII of the Amended and Restated Bylaws of the Company (the "Company Bylaws," with Articles Eighth and Ninth of the Company Certificate and Article VIII of the Company Bylaws hereinafter referred to as the "Director Liability and Indemnification Provisions") limit the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty.

     The Director Liability and Indemnification Provisions define and clarify the rights of certain individuals, including the Company's directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Such provisions are consistent with Section 102(b)(7) of the DGCL, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their articles or certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing DGCL provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

     In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its stockholders. Decisions made on that basis are protected by the "business judgment rule." The business judgment rule is designed to protect directors from personal liability to the corporation or its stockholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. The DGCL has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

     Set forth below is a description of the Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Company Bylaws.

     Elimination of Liability in Certain Circumstances. Article Ninth of the Company Certificate protects directors against monetary damages for breaches of their fiduciary duty of care, except as set forth below. Under the DGCL, absent Article Ninth directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care but not for simple negligence. Article Ninth eliminates director liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Article Ninth does not eliminate director liability under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability.

     While Article Ninth provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Article Ninth will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Article Ninth which eliminate liability as described above will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and will not apply to officers of the Company who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third-party or derivative actions against directors to the extent such actions seek monetary damages.

     Indemnification and Insurance. Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

     Article VIII of the Company Bylaws provides that all directors and officers of the Company are entitled to indemnification as set forth in the Company Certificate.

     Article Eighth of the Company Certificate provides that each person who was or is made a party to, or is involved in any action, suit or proceeding by reason of the fact that he is or was a director, officer of employee of the Company will be indemnified by the Company against all expenses and liabilities, including counsel fees, paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Article Eighth also provides that the right of indemnification shall be in addition to and not exclusive of all other right to which such director, officer or employee may be entitled.

     Policies of insurance may be obtained and maintained by the Company under which its directors and officers will be insured against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

     The Company has entered into indemnification agreements with its executive officers and directors pursuant to which the Company has agreed to indemnify these officers and directors exclusive of any other rights of indemnification or advancement of expenses pursuant to the DGCL, the Company Certificate and the Company Bylaws.

ITEM 16. EXHIBITS

(a) Exhibits

     A list of exhibits filed with this registration statement on Form S-3 is described on the Exhibit Index and is incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions, described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "TIA") in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the TIA.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 28, 1999.

                                          EXCEL LEGACY CORPORATION

                                          By:       /s/ GARY B. SABIN
                                             -----------------------------------
                                                        Gary B. Sabin
                                                 Chief Executive Officer and
                                                          President

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes Gary B. Sabin and Richard B. Muir, and either of them, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact, for him in any and all capacities, to sign any amendments (including post-effective amendments or supplements) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

                  SIGNATURE                               TITLE                  DATE
                  ---------                               -----                  ----

/s/ GARY B. SABIN                              Chairman of the Board, Chief  May 28, 1999
---------------------------------------------     Executive Officer and
Gary B. Sabin                                      President (Principal
                                                    Executive Officer)

/s/ RICHARD B. MUIR                             Executive Vice President,    May 28, 1999
---------------------------------------------     Secretary and Director
Richard B. Muir

/s/ KELLY D. BURT                              Executive Vice President --   May 28, 1999
---------------------------------------------    Development and Director
Kelly D. Burt

/s/ JAMES Y. NAKAGAWA                            Chief Financial Officer     May 28, 1999
---------------------------------------------    (Principal Financial and
James Y. Nakagawa                                  Accounting Officer)

/s/ RICHARD J. NORDLUND                                  Director            May 28, 1999
---------------------------------------------
Richard J. Nordlund

/s/ ROBERT E. PARSONS, JR.                               Director            May 28, 1999
---------------------------------------------
Robert E. Parsons, Jr.

/s/ ROBERT S. TALBOTT                                    Director            May 28, 1999
---------------------------------------------
Robert S. Talbott

/s/ JOHN H. WILMOT                                       Director            May 28, 1999
---------------------------------------------
John H. Wilmot

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  *1.1     Underwriting Agreement.
   3.1     Amended and Restated Certificate of Incorporation of the
           Company, incorporated by reference to Exhibit 3.1 to the
           Company's Registration Statement on Form S-11 (File No.
           333-55715).
   3.2     Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.2 to the Company's Registration
           Statement on Form S-11 (File No. 333-55715).
   4.1     Form of Common Stock Certificate, incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on
           Form 10 (File No. 0-23503).
  *4.2     Form of Indenture.
  *4.3     Form of Debt Security.
  *4.4     Form of Warrant.
  *4.5     Form of Warrant Agreement.
  *4.6     Form of Deposit Agreement.
  *4.7     Form of Rights Agreement.
  *5.1     Opinion of Latham & Watkins.
 *23.1     Consent of Latham & Watkins.
  23.2     Consent of PricewaterhouseCoopers LLP.(1)
  24.1     Powers of Attorney (contained on the signature page of this
           Registration Statement).(1)
 *25.1     Statement of Eligibility of Trustee on Form T-1.

-------------------------
 * To be filed by amendment or incorporated by reference in connection with the offering of the securities.

(1) Filed herewith.